1551 N. Tustin Avenue, Suite 300

Santa Ana, CA 92705

714.667.8252 main

714.667.6860 fax

www.gbe-reits.com/apartment

Contact: Damon Elder
Phone: 714.975.2659
Email: damon.elder@grubb-ellis.com

Grubb & Ellis Apartment REIT Enters Agreement to Acquire
Bella Ruscello Luxury Apartment Homes Near Dallas

DALLAS (Jan. 27, 2010) – Grubb & Ellis Apartment REIT, Inc. today announced that it has entered into an agreement to acquire Bella Ruscello Luxury Apartment Homes, a 216-unit multifamily community located in the Dallas suburb of Duncanville. The acquisition is subject to customary closing conditions and the satisfaction of other requirements as detailed in the agreement.

Located at 250 E. Highway 67, Bella Ruscello Luxury Apartment Homes was built in 2008 on roughly 10.6 acres. Approximately 97.4 percent leased, the gated community offers one- and two-bedroom apartments as well as a community clubhouse featuring a media room, business center and a well-equipped gym. The property offers four floor plans ranging in size from 655 square feet to 1,074 square feet, all of which include nine foot ceilings, detached garages, track lighting, full-size washer/dryer connections, ceiling fans and other amenities. The community includes a resort-style swimming pool, running and bike trail, landscaped grounds, direct access to a five-acre waterview park, as well as wooded, creek and pool views. Residents enjoy easy access to Highway 67, Interstates 20 and 35, and nearby shopping and dining options.

“Bella Ruscello Luxury Apartment Homes is a well-occupied and well-equipped luxury apartment community that adds tremendous value to the Grubb & Ellis Apartment REIT portfolio,” said Stanley J. Olander Jr., president and chief executive officer. “We believe we are in the midst of perhaps one of the most attractive acquisition environments in recent years, and I am thrilled be able to take advantage of this opportunity to add Bella Ruscello to our portfolio.”

About Grubb & Ellis Apartment REIT
Grubb & Ellis Apartment REIT, Inc. is a publicly registered, non-traded real estate investment trust that seeks to preserve, protect and return investors’ capital contributions, pay regular cash distributions, and realize growth in the value of its investments upon the ultimate sale of such investments.  Grubb & Ellis Apartment REIT is seeking to raise up to approximately $1 billion in equity and to acquire a diversified portfolio of apartment communities with stable cash flows and growth potential in select U.S. metropolitan markets.  Grubb & Ellis Apartment REIT offers a monthly distribution of 6 percent per annum and has acquired a geographically diverse portfolio of 13 apartment properties valued at approximately $341 million, based on purchase price.

Grubb & Ellis Apartment REIT is sponsored by Grubb & Ellis Company (NYSE: GBE). Named to The Global Outsourcing 100™ in 2009 by the International Association of Outsourcing Professionals™, Grubb & Ellis is one of the largest commercial real estate services and investment companies in the world. Our 6,000 professionals in more than 130 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment subsidiaries, the company is a leading sponsor of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including publicly registered non-traded real estate investment trusts (REITs), tenant-in-common (TIC) investments suitable for tax deferred 1031 exchanges, separate accounts and other real estate investment funds. For more information, visit www.grubb-ellis.com.

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This announcement contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to the potential acquisition of Bella Ruscello Luxury Apartment Homes; the benefits of the potential acquisition of Bella Ruscello Luxury Apartment Homes; the attractiveness of the acquisition environment for multi-family properties.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the satisfactory completion of due diligence and other requirements necessary to complete the acquisition of the Bella Ruscello property; the benefits of the potential acquisition of the Bella Ruscello property; the successful occupancy of Bella Ruscello Luxury Apartment Homes; the attractiveness of the acquisition environment for multi-family properties and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.  Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS IS NEITHER AN OFFER TO SELL NOR AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN.  OFFERINGS ARE MADE ONLY BY MEANS OF A PROSPECTUS OR OFFERING MEMORANDUM.